Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Statements

          On January 28, 2008 (the “Marlin Closing Date”), Remington completed its acquisition of all of the outstanding shares of Class A and Class B Common Stock (collectively, the “Shares”) of The Marlin Firearms Company (“Marlin”), from the shareholders (collectively, the “Marlin Sellers”) pursuant to a stock purchase agreement (the “Marlin Stock Purchase Agreement”) dated as of December 21, 2007 by and among Marlin, Remington, the Marlin Sellers party thereto, and Frank Kenna, III, solely in his capacity as the Shareholders’ Representative (the “Marlin Acquisition”). The Marlin Acquisition includes Marlin’s 100% ownership interest in H&R 1871, LLC (“H&R”).

          The total estimated acquisition cost for the Marlin Acquisition is estimated to be approximately $50.9 million (the “Acquisition Cost”). The following is a summary of certain material transactions related to the closing of the Marlin Acquisition:

•

Remington purchased the Shares and paid other related fees and expenses associated with the Marlin Acquisition with available cash on hand, funds available under existing credit facilities and an equity contribution provided by American Heritage Arms, Inc. (“AHA”) to Remington through Remington’s parent, RACI Holding, Inc (“Holding”). AHA owns 100% of Holding.

•

Remington paid the Marlin Sellers aggregate consideration of $38.6 million (the “Consideration”), of which $2.6 million was withheld to pay fees incurred by the Marlin Sellers and $5.2 million was withheld and deposited into an escrow account to secure certain indemnity obligations of the Marlin Sellers (the “Escrow Amount”) under the Marlin Stock Purchase Agreement. Any unused portion of the Escrow Amount will be released to the Marlin Sellers in two equal portions on two dates that are twelve and eighteen months following the Marlin Closing Date.

•	Remington paid approximately $3.2 million of Marlin Acquisition-related fees and expenses.

•

At the Marlin Closing Date and on behalf of Marlin, Remington repaid approximately $6.3 million of borrowings under the Marlin Amended and Restated Commercial Revolving Line of Credit Agreement between Marlin and Webster Bank, National Association.

•

In addition to the Consideration, $2.8 million was withheld in accordance with the Marlin Stock Purchase Agreement related to the estimated underfunding of Marlin’s pension plan as of the Marlin Closing Date. If the actual amount of the underfunding of the Marlin pension plan as of the Marlin Closing Date is less than $2.8 million as finally determined, Remington will increase the Consideration paid to the Marlin Sellers by the amount of such difference.

          In conjunction with the Marlin Acquisition, the estimated Acquisition Cost is allocated to reflect the fair value of the assets acquired and liabilities assumed as of the Marlin Closing Date in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations (“SFAS 141”). The preliminary allocation for the Marlin Acquisition is listed below. The preliminary allocation is subject to completion of final fair value allocations. The actual amounts that will be recorded based upon final assessment of fair values may differ substantially from the information presented in these unaudited pro forma condensed combined financial statements.

(Dollars in Millions)

Inventory	$25.0
Other Current Assets	14.5
Property, Plant and Equipment	12.3
Trade Names and Trademarks	6.9
Customer Relationships	1.8
Other Long-Term Assets	8.4

Total Assets Acquired	68.9

Current Liabilities	11.0
Pension Plan Liability	1.8
Other Non-Current Liabilities	5.2

Total Liabilities Assumed	18.0

Estimated Acquisition Cost	$50.9

          The unaudited pro forma condensed combined financial statements do not give consideration to expense savings and are based upon currently available information and certain assumptions that Remington’s management believes are reasonable under the circumstances.

          The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Remington adjusted as described below and in the accompanying notes to the unaudited pro forma condensed financial statements and the historical financial statements of Marlin after giving effect to the Marlin Acquisition under SFAS 141 and adjusted as described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

          In addition, the shares of Holding, the sole stockholder of Remington, were purchased by AHA on May 31, 2007, pursuant to the stock purchase agreement dated as of April 4, 2007 between Holding, its stockholders and holders of deferred stock (including the ownership interests represented by Bruckmann, Rosser, Sherrill & Co. II, L.P. and the Clayton & Dubilier Private Equity Fund IV Limited Partnership), as well as the Holding stock option holders (the “AHA Acquisition”). The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2007 also gives effect to the AHA Acquisition as if it had occurred as of January 1, 2007.

          The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Remington that would have been reported had the AHA Acquisition and the Marlin Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Remington. As the AHA Acquisition occurred in 2007, no pro forma changes were necessary to the Unaudited Pro Forma Condensed Combined Balance Sheet. The unaudited pro forma condensed combined financial statements should be read in conjunction with (1) the accompanying notes to the unaudited pro forma condensed combined financial statements and (2) Remington’s historical consolidated financial statements as of and for the year ended December 31, 2007 as reported in Remington’s Annual Report on Form 10-K for the year ended December 31, 2007.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2007
(in millions of dollars)

	Historical

	Remington Arms Company, Inc.(1)

	Successor	Predecessor				Historical

	June 1 - December 31	January 1 - May 31		Remington Pro Forma Adjustments	Remington Pro Forma Combined	The Marlin Firearms Company		Marlin Pro Forma Adjustments	Pro Forma Combined

Net Sales	$322.0	$167.0		$—	$489.0	$80.5		$—	$569.5
Cost of Goods Sold	269.3	117.3	iii,iv,viii,xi	(31.4)	355.2	66.1	c, d	0.2	421.5

Gross Profit	52.7	49.7		31.4	133.8	14.4		(0.2)	148.0

Selling, General and Administrative Expenses	52.1	30.3	ii, iii,v,ix,x	0.6	83.0	8.6	a, d, e	(0.7)	90.9
Research and Development Expenses	3.6	2.7		—	6.3	—	d	0.6	6.9
Other (Income) Expense	(1.7)	(4.5)	xi	4.9	(1.3)	—		—	(1.3)

Operating Profit (Loss)	(1.3)	21.2		25.9	45.8	5.8		(0.1)	51.5

Interest Expense	14.6	10.9	vi	0.2	25.7	0.4	f	2.2	28.3
Other Non-operating Income, Net	—	—		—	—	(0.5)	b	0.5	—
Income (Loss) from Continuing Operations before Taxes, Equity in Losses from Unconsolidated Joint Venture	(15.9)	10.3		25.7	20.1	5.9		(2.8)	23.2

Income Tax Provision (Benefit)	(5.9)	1.3	vii	11.8	7.2	1.9	g	(0.8)	8.4
Equity in Losses from Consolidated Joint Venture	0.5	—	i	(0.5)	—	—		—	—

Net Income (Loss)	$(10.5)	$9.0		$14.4	$12.9	$4.0		$(2.0)	$14.8

(1) On May 31, 2007, 100% of the shares of RACI Holding, Inc. (“Holding”), the sole stockholder of Remington Arms Company, Inc. (“Remington”), were purchased by American Heritage Arms, LLC (now American Heritage Arms, Inc.) (“AHA”), an affiliate of Cerberus Capital Management, L.P. (“CCM”, and along with CCM’s affiliates other than operating portfolio companies, collectively “Cerberus”) (the “AHA Acquisition”).

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet
For the year ended December 31, 2007
(in millions of dollars)

	Historical

	Remington Arms Company, Inc.	The Marlin Firearms Company		Pro Forma Adjustments	Pro Forma Combined

ASSETS
Current Assets
Cash and Cash Equivalents	$23.4	$0.7	h	$(23.4)	$0.7
Accounts Receivable Trade - net	72.8	12.3		—	85.1
Inventories - net	116.9	12.0	i	11.5	140.4
Supplies	6.3	—		—	6.3
Prepaid Expenses and Other Current Assets	18.2	1.2		—	19.4
Deferred Tax Assets	11.1	0.7		—	11.8

Total Current Assets	248.7	26.9		(11.9)	263.7

Property, Plant and Equipment - net	102.7	6.3	j	7.3	116.3
Goodwill and Intangibles - net	132.6	3.0	k	5.9	141.5
Debt Issuance Costs - net	4.7	—		—	4.7
Other Noncurrent Assets	13.4	8.3	n	(2.5)	19.2

Total Assets	$502.1	$44.5		$(1.2)	$545.4

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities	$82.1	$15.9	l	$(6.3)	$91.7
Long-Term Debt, net of Current Portion	225.0	—	l	11.2	236.2
Deferred Tax Liabilities	28.4	—	n	(2.5)	25.9
Other Noncurrent Liabilities	58.6	7.0		—	65.6

Total Liabilities	394.1	22.9		2.4	419.4

Total Stockholder’s Equity	108.0	21.6	m	(3.6)	126.0

Total Liabilities and Stockholder’s Equity	$502.1	$44.5		$(1.2)	$545.4

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

1.	Basis of Pro Forma Presentation

          The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Remington adjusted as described in the accompanying notes to the unaudited pro forma condensed financial statements and the historical financial statements of Marlin after giving effect to the Marlin Acquisition under SFAS 141 and adjusted as described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

          The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 is presented as if the AHA Acquisition occurred on January 1, 2007, and as if the Marlin Acquisition occurred on January 1, 2007, and includes adjustments that are (1) directly attributable to the AHA Acquisition and the Marlin Acquisition, (2) factually supportable, and (3) expected to have a continuing impact. The unaudited pro forma condensed combined balance sheet as of December 31, 2007 is presented as if the transactions occurred on December 31, 2007, and includes adjustments that are (1) directly attributable to the AHA Acquisition and the Marlin Acquisition and (2) factually supportable.

2.	Marlin Pro Forma Adjustments

a)	Adjustment to remove legal and advisory costs of $0.5 million from selling, general and administrative expense incurred by Marlin in 2007 related to the Marlin Acquisition.

b)	Adjustment to remove $0.5 million gain on sale of antique firearms.

c)

Adjustment to record additional depreciation of $0.5 million associated with the write-up of $9.3 million associated with recording property, plant and equipment at estimated fair value pursuant to SFAS 141 less allocation of negative goodwill of $2.0 million and amortizing the fair value over estimated lives between 1 and 20 years.

d)

Adjustment to reclassify $0.6 million of research and development expenses of Marlin (50% from cost of goods sold and 50% from selling, general and administrative expenses) to conform with Remington presentation.

e)

Adjustment to record $0.1 million of amortization expense associated with the identifiable intangible assets (customer relationships) of $1.8 million. The amount of the intangible asset is being amortized using an estimated useful life of 15 years.

f)

Adjustment to record $2.2 million full year of interest expense associated with Remington’s $25.0 million Term Loan acquired in November 2007, from which $23.4 million of cash proceeds remained on Remington’s balance sheet at December 31, 2007 that were used in part to finance the Marlin Acquisition plus $11.2 million in new borrowings under Remington’s existing revolving credit facility that were used to pay down Marlin’s line of credit and a portion of transaction costs incurred. Interest was determined using a variable rate of LIBOR plus 2.0% for the $25.0 million Term Loan and LIBOR plus 1.0% for the $11.2 million in borrowings under the revolving credit facility. The interest rate during the year ended December 31, 2007 averaged 6.84% for Remington’s Term Loan and 6.80% under Remington’s revolving credit facility. A 1/8% change in variable interest rates would cause approximately $40,000 impact to interest expense for the incremental debt utilized in the Marlin Acquisition.

g)

Adjustment represents income taxes on the pro forma adjustments in order to achieve a combined pro forma rate of 36% (based on Remington’s pro forma effective income tax rate) for the year ended December 31, 2007.

h)	Adjustment to reduce cash on hand by $23.4 million for funding of the Marlin Acquisition.

i)	Adjustment to record inventory at estimated fair value with $11.5 million increase based on the preliminary Acquisition Cost allocation.

j)

Adjustment to record the preliminary increase in property, plant and equipment of $9.3 million less allocation of negative goodwill of $2.0 million based on the preliminary Acquisition Cost allocation.

k)

Adjustment to remove Marlin’s existing goodwill of $3.0 million and to record identifiable intangible assets, consisting of trade names and trademarks of $8.2 million and customer relationships of $2.1 million less allocation of negative goodwill of $1.4 million based on the preliminary Acquisition Cost allocation.

l)

Adjustment to record Remington’s $11.2 million of additional borrowings under Remington’s existing credit facility used to repay outstanding borrowings under Marlin’s line of credit of $6.3 million and $4.9 million for payment of legal, professional and other transaction fees as part of the total Acquisition Cost.

m)	Adjustment to eliminate Marlin’s stockholders’ equity of $21.6 million and to record an equity contribution from AHA of $18.0 million used in funding the Marlin Acquisition.

n)

Adjustment to reclassify $2.5 million of long-term deferred tax assets from Other Noncurrent Assets of Marlin to Remington’s Long-term Deferred Tax Liabilities for consistency purposes. Other Deferred Tax Asset/Liability implications have not been determined due to the preliminary nature of the initial valuation and other purchase price allocation analysis and potential adjustments in accordance with SFAS 141.

3. Remington Pro Forma Adjustments

i.	Adjustment to remove gain on sale of interest in joint venture of $0.5 million, as the sale was initiated by a change of control provision triggered as a result of the AHA Acquisition.

ii.

Adjustment to remove $1.5 million of compensation expense from Predecessor operating results associated with the accelerated vesting and buyout of Holding stock options and the conversion of the Holding deferred shares to equity under Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS 123R”), and $0.2 million of mark-to-market expense from Predecessor operating results associated with the redeemable shares of Holding common stock initiated by a change of control provision triggered as a result of the AHA Acquisition.

iii.

Adjustment to record additional depreciation expense of $2.0 million associated with the write-up of fixed assets pursuant to SFAS 141 which was included in cost of goods sold ($1.5 million) and selling, general and administrative expenses ($0.5 million). The increase in depreciation was based on the estimated fair value of the property, plant and equipment and depreciated over estimated remaining useful lives between 3 and 40 years.

iv.

Adjustment to record $1.1 million of realized gains on settled hedging contracts as the related inventory was sold subsequent to May 31, 2007, the closing date of the AHA Acquisition. Due to purchase accounting, this deferred gain was included in the purchase price allocation and therefore not recognized as a reduction in cost of goods sold in the 2007 Successor income statement. The gain would have been recognized as a reduction in cost of goods sold during 2007 absent the AHA Acquisition.

v.

Adjustment to record $1.1 million of amortization expense associated with definite lived intangible assets that were recorded in connection with the AHA Acquisition. These intangible assets are amortized using an estimated useful life of 2 to 20 years.

vi.

Adjustment to record interest expense of $0.2 million for the five months ended May 31, 2007 to reflect the $8.2 million in additional borrowings under the revolving credit facility used to pay expenses associated with the AHA Acquisition. The incremental interest was determined using Remington’s average borrowing rate during the year under Remington’s revolving credit facility of 6.8%. A 1/8% change in variable interest rates would cause less than a $0.1 million impact to interest expense for the incremental borrowings.

vii.

Adjustment represents income taxes on the pro forma adjustments in order to achieve a combined pro forma rate of 36% (based on Remington’s pro forma effective income tax rate) for the year ended December 31, 2007.

viii.

In connection with purchase accounting, an adjustment was made to increase inventory to fair value as defined by SFAS 141. The increase to inventory was recognized in cost of sales as the related inventory was sold subsequent to May 31, 2007. This adjustment of $28.7 million is to remove the impact of the purchase accounting adjustment to inventory, as it is not reflective of the ongoing operations of Remington.

ix.	Adjustment to remove $1.1 million of transaction costs incurred by Remington in connection with the AHA Acquisition.

x.

Adjustment to increase selling, general and administrative costs by $1.8 million for the annualized impact of hiring new senior executives and creating a direct sales force as part of the AHA Acquisition, which represents estimated salary and benefits for the portion of the year that the employees were not included in the Successor financial statements.

xi.

Adjustment to reclassify $4.9 million from other income/expense to cost of goods sold, which represents the hedging gain recorded as a result of the AHA Acquisition and which required Remington to recognize a gain for all unsettled contracts in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities as of May 31, 2007. Absent the AHA Acquisition, Remington estimated that $2.0 million and $2.9 million of the reclassified gain would have been recognized as a reduction in cost of goods sold during 2007 and 2008, respectively.